Exhibit 5.1

[Kirkpatrick & Lockhart LLP letterhead]

September 11, 2003

Harsco Corporation
350 Poplar Church Road
Camp Hill, Pennsylvania 17011

Ladies and Gentlemen:

     We have acted as counsel to Harsco Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $150,000,000 aggregate principal amount of 5.125% Senior Notes due 2013 (the “Notes”) to the Underwriters named in the Underwriting Agreement, dated September 8, 2003 (the “Underwriting Agreement”) by and between the Company and Citigroup Global Markets Inc., as Representative of the several underwriters named therein, issued under an Indenture (referred to herein, as supplemented or amended as described below as, the “Indenture”), dated as of May 1, 1985, as amended by the First Supplemental Indenture, dated as of April 15, 1995, between the Company and JPMorgan Chase Bank, as successor trustee by merger (the “Trustee”), and as contemplated to be amended and supplemented in connection with the issuance of the Notes, by the Second Supplemental Indenture, dated as of September 12, 2003, by and between the Company and the Trustee (the “Second Supplemental Indenture”).

     You have requested our opinion as to the matters set forth below in connection with the issuance and sale of the Notes. For purposes of rendering that opinion, we have examined (i) the Registration Statement on Form S-3, No. 33-56885 (such registration statement as amended when it became effective, including any amendments thereto, but excluding the documents incorporated by reference therein, is herein referred to as, the “Registration Statement”), filed by the Company pursuant to Rule 415 of the Securities Act of 1933, as amended (the “1933 Act”), (ii) the related prospectus, dated September 8, 2003, filed with the SEC pursuant to Rule 424(b) under the 1933 Act (such final prospectus, but excluding the documents incorporated by reference therein, is herein referred to as, the “Prospectus”) relating to the Notes and the documents incorporated by reference in the Prospectus, (iii) the Underwriting Agreement , (iv) the Company’s Certificate of Incorporation and Bylaws, each as amended to date, (v) the Indenture and the form of 5.125% Global Senior Note due 2013, and (vi) the resolutions of the Company’s Board of Directors and Debt Committee that provide for the execution, delivery and performance of the Indenture and the issuance of the Notes, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates of officers of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. In rendering this opinion, we have also assumed the effectiveness of the Second Supplemental Indenture concurrent with the issuance and sale of the Notes contemplated hereby. We have not verified any of those assumptions.

     Our opinion set forth below is limited to the law of the State of New York and the General Corporation Law of the State of Delaware.

Harsco Corporation
September 11, 2003

     Based upon and subject to the foregoing, it is our opinion that the definitive terms of the Notes have been determined and approved by authorized officers of the Company in accordance with the Indenture and the resolutions of, as applicable, the Company’s Board of Directors and Debt Committee, and when the Notes have been duly executed and authenticated as provided in the Indenture and delivered against payment in accordance with the terms of the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other laws affecting the rights and remedies of creditors generally, and to general principles of equity (whether applied by a court of law or equity).

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and as an exhibit to the Current Report on Form 8-K dated September 8, 2003 filed by the Company with the Securities and Exchange Commission on September 11, 2003 and the reference to this firm in the Prospectus under the caption “Legal Matters.” In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

Kirkpatrick & Lockhart LLP